Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

FinVolution Group

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Equity	Class A ordinary shares, par value US$0.00001 per share (outstanding options granted under the 2017 Plan)	Rule 457(c) and Rule 457(h)	8,085,300 (3)	$0.79(3)	$6,387,387.00	$0.0001102	$703.89

Equity	Class A ordinary shares, par value US$0.00001 per share (outstanding restricted share units granted under the 2017 Plan)	Rule 457(c) and Rule 457(h)	50,210,330 (4)	$1.01(4)	$50,511,591.98	$0.0001102	$5,566.38

Equity	Class A ordinary shares, par value US$0.00001 per share (reserved for future grant under the 2017 Plan)	Rule 457(h)	141,704,370(5)	$1.01(5)	$143,121,413.70	$0.0001102	$15,771.98

	Total Offering Amounts		200,000,000(6)		$200,020,392.68		$22,042.25

Total Fee Offsets							—

Net Fee Due							$22,042.25

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents five Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.: 333-221209).

(2)

Represents Class A ordinary shares issuable upon exercise of options granted under the 2017 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2017 Plan. Any Class A ordinary shares covered by an option granted under the 2017 Plan (or option of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the 2017 Plan.

(3)

The amount to be registered represents Class A ordinary shares issuable upon the exercise of outstanding options granted under the 2017 Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share, which is estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, represents the weighted average exercise price of such outstanding options.

(4)

The amount to be registered represents restricted share units granted under the 2017 Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on August 31, 2023, adjusted for ADS to Class A ordinary share ratio.

(5)

These Class A ordinary shares are reserved for future award grants under the 2017 Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on August 31, 2023, adjusted for ADS to Class A ordinary share ratio.

(6)

These shares represent the Class A ordinary shares for award grants under the 2017 Plan, which were not previously registered under the registration statements on Form S-8 (File No. 333-224011), as filed with the Commission on March 29, 2018.